Exhibit 15.1

Consent of JBPB & Co., independent registered public accounting firm

The Board of Directors:
Jinpan International Limited

We hereby consent to the incorporation by reference in the registration statements on Form F-3 (No. 333-140094, effective January 19, 2007), Form S-8 (File No.333-140109, effective January 19, 2007) and Form F-3 (No.333-151817, effective September 8, 2008) of Jinpan International Limited of our report dated June 15, 2010, with respect to the consolidated balance sheet of Jinpan International Limited and subsidiaries as of December 31, 2009 and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income and cash flows for the years ended December 31, 2009 and December 31, 2008, and all related financial statements schedules, which report appears in the December 31, 2010 annual report on Form 20-F of Jinpan International Limited.

/s/ JBPB & Co

JBPB & Co (formerly known as Grant Thornton)
Hong Kong
June 22, 2011